UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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NYSE Euronext
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We are filing these additional soliciting materials to request the support of our stockholders at the 2012 Annual Meeting by voting in accordance with the recommendation of our Board of Directors (the “Board”), in particular with respect to the election of Mr. Salgado to the Board. In 2011, Mr. Salgado, a director of the Company, attended fewer than 75% of the meetings of the Board and the committee on which he served.

Mr. Salgado has been a member of the Board since 2007, and this is the first year that Mr. Salgado did not attend at least 75% of meetings of the Board and the committee on which he served. Mr. Salgado holds a key position as vice-chairman and president of the executive committee of Banco Espirito Santo, Portugal’s largest bank, which in 2011 required him to focus on managing the bank’s navigation of the European debt crisis. He also actively participated in high-level European regulatory and political discussions about how best to resolve the crisis. Mr. Salgado attended a number of joint meetings of the European Commission, the European Central Bank and the International Monetary Fund, as well as meetings of the Bank of Portugal and the Portuguese Banking Association, to implement the new requirements imposed on Portugal and its banking sector.

In 2011, the Board held a significant number of special meetings in connection with the proposed business combination with Deutsche Börse, which were not part of the regular meeting schedule and were often called with little advance notice. Mr. Salgado’s intensive efforts to address the crisis restricted his ability to attend certain of the significant number of special Board meetings, but Mr. Salgado participated in major decisions of the Board concerning the proposed business combination, kept apprised of developments regarding the transaction through communications with his fellow directors, management and outside advisors, and attended all but one of the regularly scheduled meetings of the Board and the committee on which he served.

Nevertheless, Mr. Salgado recently has pledged to the Board that he will attend at least 75% of all future meetings of the Board, unless he is unable to do so by reason of illness or family emergency, and that if he defaults on this pledge he will not stand for re-election at the Company’s 2013 Annual Meeting of Shareholders.

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